Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

john.hawkins@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2008 RESULTS

Minneapolis, MN, February 8, 2008 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine months results for fiscal 2008. For the quarter ended December 31, 2007, Hawkins reported sales increased 30.9% to $48.5 million versus $37.0 million for the same period a year ago. Net income for the quarter was $1.5 million, equal to $0.15 per diluted share, versus net income of $314,000, or $0.03 per diluted share for the third quarter of fiscal 2007.

For the nine months ended December 31, 2007, Hawkins reported sales of $145.2 million compared to sales of $120.7 million in the prior year period, an increase of 20.3%. Net income for the nine-month period ended December 31, 2007 was $7.4 million compared to $6.3 million in the prior year period, an increase of 17.9%. Diluted earnings per share rose to $0.72 compared to $0.62 per diluted share for the same period a year ago, an increase of 16.1%.

Industrial segment sales increased by $20.3 million or 29.2% for the nine months ended December 31, 2007, driven largely by an increase in higher volume, lower margin products, price increases commensurate with rising material costs, and the acquisition of Trumark, Inc.

Water Treatment segment sales increased by $3.6 million or 8.2% for the nine months ended December 31, 2007, primarily attributable to selling price increases commensurate with rising material costs, expansion of existing product lines to new and existing customers and volume increases during the first quarter of fiscal 2008 related to favorable weather conditions.

Gross margin as a percent of sales for the three and nine months ended December 31, 2007 were 18.8% and 22.6%, respectively, compared with 18.9% and 24.0% in the comparable periods a year ago. The decreases were primarily due to a change in product mix towards higher volume, lower margin products and higher material costs. The decrease for the three months ended December 31, 2007 was partially mitigated by the LIFO method of valuing inventory, which negatively impacted gross margins in the third quarter of fiscal 2007.

Net income for the nine-month period was positively impacted by higher sales, partially offset by increased expenses, principally Selling, General, and Administrative (SG&A) expenses related to consultant and contractor fees for system enhancements and the acquisition of Trumark, which were augmented by growth in sales and support personnel. SG&A expenses, as a percentage of sales, decreased for both the quarter, 14.4% this year versus 18.1% in the prior year, and nine months, 15.1% this year compared with 16.4% last year.

Chief Executive Officer, John R. Hawkins, commented, “Hawkins’ sales continue to grow. However, increased material costs have resulted in continuing pressure on our margins. The success that we have generated thus far in fiscal 2008, along with the investments we are making to strengthen both Hawkins’ infrastructure and competitive position, should bode well for our future. In January of 2008, two new Water Treatment sales and service offices were established in Missouri and Kansas, further expanding Hawkins’ territory and creating new business opportunities.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical competence and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates eighteen facilities in Iowa, Illinois, Kansas, Minnesota, Missouri, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Sales	$48,471,758	$37,039,181	$145,238,339	$120,700,006

Cost of sales	39,335,817	30,047,975	112,396,348	91,709,068

Gross margin	9,135,941	6,991,206	32,841,991	28,990,938

Selling, general and administrative expenses	6,958,489	6,716,617	21,952,418	19,835,758

Income from operations	2,177,452	274,589	10,889,573	9,155,180

Investment income	257,468	359,184	872,036	1,008,188

Income before income taxes	2,434,920	633,773	11,761,609	10,163,368

Provision for income taxes	927,967	319,500	4,382,167	3,903,000

Net income	$1,506,953	$314,273	$7,379,442	$6,260,368

Weighted average number of shares outstanding - basic	10,216,632	10,171,496	10,204,609	10,171,496

Weighted average number of shares outstanding - diluted	10,217,997	10,171,715	10,205,075	10,171,570

Earnings per share - basic and diluted	$0.15	$0.03	$0.72	$0.62

Cash dividends declared per common share	—	—	$0.24	$0.22

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